PRESS RELEASE

Date:	July 18, 2008

From:	MutualFirst Financial, Inc.

For Publication: Immediate

Contact:	David W. Heeter, President and CEO
(765) 747-2880

MutualFirst Financial, Inc. Completes Acquisition of MFB Corp.

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ Global Market: MFSF) announced that its acquisition of MFB Corp. (NASDAQ Global Market: MFBC) was completed today. In connection with the acquisition, MFB Financial, the bank subsidiary of MFB Corp., was merged into MutualFirst’s bank subsidiary, Mutual Bank.

MutualFirst will issue an aggregate of 2.9 million shares of common stock and pay approximately $11.5 million in cash in the transaction. MFB stockholders who made valid elections to receive the stock consideration or who did not make valid elections to receive either the stock or the cash consideration will receive the stock consideration, consisting of 2.59 shares of MutualFirst common stock for each MFB share, plus cash instead of any fractional MutualFirst share. As a result of prorations, MFB stockholders who made valid elections to receive the cash consideration will receive the cash consideration, consisting of $41.00 per share, for 25.1417% of their MFB shares and the stock consideration for 74.8583% of their MFB shares.

David W. Heeter, President and CEO of MutualFirst, stated, “We are looking forward to the next step of integrating our companies and realizing the many benefits that we expect this transaction to produce.”

As a result of the transaction, Mutual Bank now has 32 retail financial centers, spanning nine Indiana counties and is the 11th largest depository institution headquartered in Indiana. Mutual Bank also has a trust office in Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. The combined company has total assets of nearly $1.5 billion.

Charles J. Viater, President and CEO of MFB, commented, “We are excited about expanding our wealth management and trust presence over a larger footprint. We will also have an opportunity to expand our business banking relationships.”

All MFB Financial offices will open Monday, July 21 as Mutual Bank financial centers.

Forward-Looking Statements:

Statements contained in this release that are not historical facts are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous risks and uncertainties which could cause actual results to differ from those currently anticipated, including, without limitation, that the integration of the operations of MFB Financial and Mutual Bank may prove more difficult and take longer than expected, as well as other factors discussed in documents filed by MutualFirst Financial, Inc. with the Securities and Exchange Commission from time to time.